Exhibit 99.1

Liberty Global Schedules Investor Call for First Quarter 2018 Results
Denver, Colorado - April 13, 2018:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its first quarter 2018 results on Tuesday, May 8, 2018 after Nasdaq market close. You are invited to participate in its Investor Call, which will begin the following day at 10:00 a.m. (Eastern Standard Time) on Wednesday, May 9, 2018. During the call, management will discuss the Company’s results, and may provide forward-looking information. Please dial in using the information provided below at least 15 minutes prior to the start of the call.

Domestic	800.239.9838
International	+1 323.794.2551

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 6 million mobile subscribers and offer WiFi service through 10 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant content investments in ITV, All3Media, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:

Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428

John Rea	+1 303 220 4238	Julia Hart	+31 20 778 3345

Stefan Halters	+1 303 784 4528

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